                                   Ford Motor Company and Subsidiaries

                                               HIGHLIGHTS
                                               -----------

                                                              Fourth Quarter                      Full Year
                                                        -------------------------         -------------------------
                                                          1994             1993             1994            1993
                                                        --------         --------         --------        --------
Worldwide factory sales of cars
 and trucks (in thousands)
- - United States                                           1,062              941             4,276           3,824
- - Outside United States                                     584              512             2,363           2,141
                                                          -----            -----             -----           -----
     Total                                                1,646            1,453             6,639           5,965
                                                          =====            =====             =====           =====

Sales and revenues (in millions)
- - Automotive                                            $27,766          $23,511          $107,137        $ 91,568
- - Financial Services                                      5,877            4,330            21,302          16,953
                                                        -------          -------          --------        --------
   Total                                                $33,643          $27,841          $128,439        $108,521
                                                        =======          =======          ========        ========

Net income (in millions)
- - Automotive                                            $ 1,085          $   297          $  3,824        $    940
- - Financial Services                                        484              422             1,484*          1,589
                                                        -------          -------          --------        --------
     Total                                              $ 1,569          $   719          $  5,308        $  2,529
                                                        =======          =======          ========        ========

Capital expenditures (in millions)
- - Automotive                                            $ 2,404          $ 1,985          $  8,310        $  6,714
- - Financial Services                                         65               32               236             100
                                                        -------          -------          --------        --------
   Total                                                $ 2,469          $ 2,017          $  8,546        $  6,814
                                                        =======          =======          ========        ========

Stockholders' equity at December 31
- - Total (in millions)                                   $21,659          $15,574          $ 21,659        $ 15,574
- - After-tax return on Common and
   Class B stockholders' equity                            34.5%            21.1%             33.6%           18.6%

Automotive cash, cash equivalents,
 and marketable securities at
 December 31 (in millions)                              $12,083          $ 9,752          $ 12,083        $  9,752

Automotive debt at December 31
 (in millions)                                          $ 7,258          $ 8,016          $  7,258        $  8,016

Automotive after-tax returns on sales                       3.9%             1.3%              3.6%            1.1%

Shares of Common and Class B Stock
 (in millions)
- - Average number outstanding                              1,020              996             1,010             986
- - Number outstanding at December 31                       1,023              998             1,023             998

AMOUNTS PER SHARE OF COMMON AND
 CLASS B STOCK AFTER PREFERRED
 STOCK DIVIDENDS

Income
- - Automotive                                            $  1.00          $  0.23          $   3.50        $   0.66
- - Financial Services                                       0.47             0.42              1.47            1.61
                                                        -------          -------          --------        --------
   Total                                                $  1.47          $  0.65          $   4.97        $   2.27
                                                        =======          =======          ========        ========

Income assuming full dilution                           $  1.31          $  0.60          $   4.44        $   2.10

Cash dividends per share of Common
 and Class B Stock                                      $  0.26          $  0.20          $   0.91        $   0.80

- - - - - -
*Includes a loss of $440 million related to the disposition of Granite Savings Bank (formerly First
  Nationwide Bank)

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                                                   FS-1
/TABLE

                                   Ford Motor Company and Subsidiaries

                                          VEHICLE FACTORY SALES
                                          ---------------------

                            For the Periods Ended December 31, 1994 and 1993
                                             (in thousands)

                                                              Fourth Quarter                      Full Year
                                                        --------------------------        --------------------------
                                                          1994             1993             1994            1993
                                                        ---------        ---------        ---------       ---------
North America
Cars - U.S.                                                 537              458            2,077           1,950
     - Canada                                                33               35              124             130
     - Mexico                                                15               12               49              51
                                                          -----            -----            -----           -----
  Total cars                                                585              505            2,250           2,131

Trucks - U.S.                                               525              483            2,199           1,874
       - Canada                                              42               42              156             126
       - Mexico                                              12               10               42              39
                                                          -----            -----            -----           -----
  Total trucks                                              579              535            2,397           2,039
                                                          -----            -----            -----           -----

Total North America                                       1,164            1,040            4,647           4,170

Outside North America
Germany                                                     216              193              938             831
Britain                                                     115               98              463             422
Spain                                                        77               48              302             211
Australia                                                    38               34              130             127
Taiwan                                                       17               19               86             114
Japan                                                         8               11               34              53
Other countries                                              11               10               39              37
                                                          -----            -----            -----           -----

  Total outside North America                               482              413            1,992           1,795
                                                          -----            -----            -----           -----

  Total worldwide vehicle
   factory sales                                          1,646            1,453            6,639           5,965
                                                          =====            =====            =====           =====





Includes units manufactured by other companies and sold by Ford.  Factory sales are shown by source of manufacture, except within North America.  In North America, U.S. sales include exports from Canada, Mexico, and Australia.  Canadian sales include exports from the U.S. and Mexico.  Mexican sales include exports from the U.S. and Canada.

                                                  FS-2
/TABLE

                                   Ford Motor Company and Subsidiaries

                                    CONSOLIDATED STATEMENT OF INCOME
                                    --------------------------------

                          For the Years Ended December 31, 1994, 1993 and 1992
                                              (in millions)
                                                                           1994             1993            1992
                                                                         --------         --------        --------
AUTOMOTIVE
Sales (Note 1)                                                           $107,137         $91,568         $84,407

Costs and expenses (Note 1)
Costs of sales                                                             96,180          85,168          81,748
Selling, administrative, and other expenses                                 5,131           4,968           4,434
                                                                         --------         -------         -------
  Total costs and expenses                                                101,311          90,136          86,182

Operating income/(loss)                                                     5,826           1,432          (1,775)

Interest income                                                               665             563             653
Interest expense                                                              721             807             860
                                                                         --------         -------         -------
Net interest expense                                                          (56)           (244)           (207)
Equity in net income of affiliated companies (Note 1)                         271             127              15
Net (expense)/revenue from transactions with
 Financial Services (Note 18)                                                 (44)            (24)             15
                                                                         --------         -------         -------

Income/(loss) before income taxes and cumulative effects of
 changes in accounting principles - Automotive                              5,997           1,291          (1,952)

FINANCIAL SERVICES
Revenues (Note 1)                                                          21,302          16,953          15,725

Costs and expenses (Note 1)
Interest expense                                                            7,023           6,482           7,056
Depreciation                                                                4,910           3,064           2,089
Operating and other expenses                                                4,607           3,196           2,945
Provision for credit and insurance losses                                   1,539           1,523           1,795
Loss on disposition of Granite Savings Bank (formerly
 First Nationwide Bank) (Note 16)                                             475               -               -
                                                                         --------         -------         -------
Total costs and expenses                                                   18,554          14,265          13,885
Net revenue/(expense) from transactions with
 Automotive (Note 18)                                                          44              24             (15)
                                                                         --------         -------         -------

Income before income taxes and cumulative effects of
 changes in accounting principles - Financial Services                      2,792           2,712           1,825
                                                                         --------         -------         -------

TOTAL COMPANY
Income/(loss) before income taxes and cumulative effects of
 changes in accounting principles                                           8,789           4,003            (127)

Provision for income taxes (Note 6)                                         3,329           1,350             295
                                                                         --------         -------         -------

Income/(loss) before minority interests and cumulative effects
 of changes in accounting principles                                        5,460           2,653            (422)

Minority interests in net income of subsidiaries                              152             124              80
                                                                         --------         -------         -------

Income/(loss) before cumulative effects of changes in
 accounting principles                                                      5,308           2,529            (502)

Cumulative effects of changes in accounting
 principles (Notes 6 and 8)                                                     -               -          (6,883)
                                                                         --------         -------         -------

Net income/(loss)                                                           5,308           2,529          (7,385)

Preferred stock dividend requirements                                         287             288             209
                                                                         --------         -------         -------

Income/(loss) attributable to Common and Class B Stock                   $  5,021         $ 2,241         $(7,594)
                                                                         ========         =======         =======
                                                  FS-3
/TABLE

                                   Ford Motor Company and Subsidiaries

                                    CONSOLIDATED STATEMENT OF INCOME
                                    --------------------------------

                          For the Years Ended December 31, 1994, 1993, and 1992
                                              (in millions)

                                                                          1994             1993            1992
                                                                         -------          -------         -------
Average number of shares of Common and Class B Stock
 outstanding                                                               1,010             986              972

AMOUNTS PER SHARE OF COMMON STOCK AND CLASS B STOCK
 AFTER PREFERRED STOCK DIVIDENDS (Note 1)

Income/(loss) before cumulative effects of changes in
 accounting principles                                                   $  4.97          $ 2.27          $ (0.73)

Cumulative effects of changes in accounting principles                         -               -            (7.08)
                                                                         -------          ------          -------

Income/(loss)                                                            $  4.97          $ 2.27          $ (7.81)
                                                                         =======          ======          =======

Income/(loss) assuming full dilution                                     $  4.44          $ 2.10          $ (7.81)

Cash dividends                                                           $  0.91          $ 0.80          $  0.80

The accompanying notes are part of the financial statements.

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.


                                                  FS-4
/TABLE

                                   Ford Motor Company and Subsidiaries

                                       CONSOLIDATED BALANCE SHEET
                                       --------------------------
                                              (in millions)
                                                                                     December 31,          December 31,
                                                                                         1994                  1993
                                                                                     ------------         -------------
ASSETS
Automotive
Cash and cash equivalents                                                              $  4,481             $  5,667
Marketable securities (Note 2)                                                            7,602                4,085
                                                                                       --------             --------
   Total cash, cash equivalents, and marketable securities                               12,083                9,752

Receivables                                                                               2,548                2,302
Inventories (Note 4)                                                                      6,487                5,538
Deferred income taxes                                                                     3,062                2,830
Other current assets                                                                      2,006                1,226
Net current receivable from Financial Services (Note 18)                                    677                  834
                                                                                       --------             --------
   Total current assets                                                                  26,863               22,482

Equity in net assets of affiliated companies (Note 1)                                     3,554                3,002
Net property (Note 5)                                                                    27,048               23,059
Deferred income taxes                                                                     4,146                5,427
Other assets (Notes 1 and 8)                                                              6,760                7,691
Net noncurrent receivable from Financial Services (Note 18)                                   0                   76
                                                                                       --------             --------
   Total Automotive assets                                                               68,371               61,737

Financial Services
Cash and cash equivalents                                                                 1,739                2,555
Investments in securities (Note 2)                                                        6,105                8,219
Net receivables and lease investments (Note 3)                                          130,356              119,535
Other assets (Note 1)                                                                    12,783                6,892
                                                                                       --------             --------
   Total Financial Services assets                                                      150,983              137,201
                                                                                       --------             --------

   Total assets                                                                        $219,354             $198,938
                                                                                       ========             ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Automotive
Trade payables                                                                         $ 10,777             $  8,769
Other payables                                                                            2,624                1,976
Accrued liabilities (Note 7)                                                             11,599               10,815
Income taxes payable                                                                        316                  160
Debt payable within one year (Note 9)                                                       155                  932
                                                                                       --------             --------
   Total current liabilities                                                             25,471               22,652

Long-term debt (Note 9)                                                                   7,103                7,084
Other liabilities (Note 7)                                                               24,920               25,911
Deferred income taxes                                                                       948                1,089
                                                                                       --------             --------
   Total Automotive liabilities                                                          58,442               56,736

Financial Services
Payables                                                                                  2,361                1,881
Debt (Note 9)                                                                           123,713              103,960
Deposit accounts                                                                              -               10,549
Deferred income taxes                                                                     2,958                2,287
Other liabilities and deferred income                                                     7,669                5,583
Net payable to Automotive (Note 18)                                                         677                  910
                                                                                       --------             --------
   Total Financial Services liabilities                                                 137,378              125,170

Preferred stockholders' equity in a subsidiary company (Note 1)                           1,875                1,458

Stockholders' equity
Capital stock (Notes 11 and 12)
 Preferred Stock, par value $1.00 per share (aggregate liquidation
  preference of $3.4 billion)                                                                 *                    *
 Common Stock, par value $1.00 per share (952 and 464 million shares issued)                952                  464
 Class B Stock, par value $1.00 per share (71 and 35 million shares issued)                  71                   35
Capital in excess of par value of stock                                                   5,273                5,082
Foreign currency translation adjustments and other (Note 1)                                 189                 (678)
Minimum pension liability adjustment                                                          -                 (400)
Earnings retained for use in business                                                    15,174               11,071
                                                                                       --------             --------
   Total stockholders' equity                                                            21,659               15,574
                                                                                       --------             --------

   Total liabilities and stockholders' equity                                          $219,354             $198,938
                                                                                       ========             ========

The accompanying notes are part of the financial statements.

- - - - - -
*Less than $1 million

                                                  FS-5
/TABLE

                      Ford Motor Company and Subsidiaries


                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      ------------------------------------

             For the Years Ended December 31, 1994, 1993, and 1992
                                 (in millions)

                                                         1994                     1993                     1992
                                                ----------------------   ----------------------   ----------------------
                                                            Financial                Financial                Financial
                                                Automotive  Services     Automotive   Services    Automotive   Services
                                                ----------  ---------    ----------  ---------    ----------  ---------

Cash and cash equivalents at January 1          $  5,667    $  2,555     $  3,504    $  3,182     $  4,958    $  3,175

Cash flows from operating activities (Note 17)     7,542       9,087        6,862       7,145        5,753       5,762

Cash flows from investing activities
 Capital expenditures                             (8,310)       (236)      (6,714)       (100)      (5,697)        (93)
 Proceeds from sale and leaseback of
  fixed assets                                         0           -          884           -          263           -
 Acquisitions of other companies                       0        (485)           0        (336)           0        (461)
 Proceeds from sales of subsidiaries                   0         715          173           0           52           0
 Acquisitions of receivables and lease
  investments                                          -    (202,407)           -    (163,858)           -    (134,619)
 Collections of receivables and
  lease investments                                    -     172,694            -     142,844            -     123,144
 Acquisitions of daily rental vehicles, net
  of disposals                                         -        (924)           -           -            -           -
 Purchases of securities (Note 17)                  (412)    (10,688)    (100,493)    (13,741)     (50,437)    (12,877)
 Sales and maturities of securities (Note 17)        511       9,649      101,927      12,426       49,629      12,169
 Proceeds from sales of receivables                    -       3,622            -       4,794            -       6,465
 Loans originated net of principal payments            -        (207)           -      (1,466)           -        (938)
 Investing activity with Financial Services          355           -         (117)          -          709           -
 Other                                              (331)       (312)         (69)        389         (492)        372
                                                --------    --------     --------    --------     --------    --------
   Net cash used in investing activities          (8,187)    (28,579)      (4,409)    (19,048)      (5,973)     (6,838)

Cash flows from financing activities
 Cash dividends                                   (1,205)          -       (1,086)          -         (977)          -
 Sale of Preferred Stock                               0           -            0           -        1,104           -
 Issuance of Common Stock                            715           -          394           -          221           -
 Changes in short-term debt                         (795)     10,314          (66)      6,065         (426)      2,739
 Proceeds from issuance of other debt                158      21,885          424      22,128        1,865      13,382
 Principal payments on other debt                    (75)    (14,088)        (376)    (13,791)      (1,598)    (13,122)
 Financing activity with Automotive                    -        (355)           -         117            -        (709)
 Changes in customers' deposits, excluding
  interest credited                                    -        (422)           -      (3,861)           -      (3,418)
 Receipts from annuity contracts (Note 10)             -       1,124            -         821            -         703
 Redemption of Hertz common and preferred stock        -        (145)           -           -            -           -
  (Note 16)
 Issuance of subsidiary company preferred stock        -         417            -         375            -         283
 Other                                                31          13         (124)        (76)          79         (10)
                                                --------    --------     --------    --------     --------    --------
   Net cash (used in)/provided by financing
    activities                                    (1,171)     18,743         (834)     11,778          268        (152)

Effect of exchange rate changes on cash              397         166           17          25         (220)        (47)
Net transactions with Automotive/
 Financial Services                                  233        (233)         527        (527)      (1,282)      1,282
                                                --------    --------     --------    --------     --------    --------
   Net (decrease)/increase in cash and cash
    equivalents                                   (1,186)       (816)       2,163        (627)      (1,454)          7
                                                --------    --------     --------    --------     --------    --------
Cash and cash equivalents at December 31        $  4,481    $  1,739     $  5,667    $  2,555     $  3,504    $  3,182
                                                ========    ========     ========    ========     ========    ========

The accompanying notes are part of the financial statements.

                                               FS-6
/TABLE

                      Ford Motor Company and Subsidiaries

                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
                 ----------------------------------------------
             For the Years Ended December 31, 1994, 1993, and 1992
                                 (in millions)

                                                                   1994            1993             1992
                                                                 --------        --------         --------
CAPITAL STOCK (Note 11)
Common Stock
Balance at beginning of year                                     $   464         $   454          $   448
Stock split in form of a 100% stock dividend                         469               -                -
Issued for employee benefit plans and other                           19              10                6
                                                                 -------         -------          -------
  Balance at end of year                                             952             464              454

Class B Stock
Balance at beginning of year                                          35              35               35
Stock split in form of a 100% stock dividend                          36               -                -
                                                                 -------         -------          -------
Balance at end of year                                                71              35               35

Series A Preferred Stock                                               *               *                *

Series B Preferred Stock                                               *               *                *

CAPITAL IN EXCESS OF PAR VALUE OF STOCK
Balance at beginning of year                                       5,082           4,698            3,379
Stock split in form of a 100% stock dividend                        (505)              -                -
Issued for employee benefit plans and other                          696             384              215
Sale of Series B Preferred Stock                                       0               0            1,104
                                                                 -------         -------          -------
  Balance at end of year                                           5,273           5,082            4,698

FOREIGN CURRENCY TRANSLATION ADJUSTMENTS
 AND OTHER (Note 1)
Balance at beginning of year                                      (1,078)            (62)             838
Translation adjustments during year                                  800            (508)            (975)
Minimum pension liability adjustment                                 400            (400)               -
Other                                                                 67            (108)              75
                                                                 -------         -------          -------
  Balance at end of year                                             189          (1,078)             (62)

EARNINGS RETAINED FOR USE IN THE BUSINESS
Balance at beginning of year                                      11,071           9,628           17,990
Net income/(loss)                                                  5,308           2,529           (7,385)
Cash dividends                                                    (1,205)         (1,086)            (977)
                                                                 -------         -------          -------
  Balance at end of year                                          15,174          11,071            9,628
                                                                 -------         -------          -------

Total stockholders' equity                                       $21,659         $15,574          $14,753
                                                                 =======         =======          =======


                                                        Series A         Series B
                                                        Common           Class B          Preferred       Preferred
                                                        Stock             Stock             Stock           Stock
                                                        ------           -------          ---------       ---------
SHARES OF CAPITAL STOCK
Issued at December 31, 1991                                448              35              0.046               0

Additions
  1992                                                       6               0                  0           0.023
  1993                                                      10               0                  0               0
  1994 - Stock split in form of a 100% stock
          dividend                                         469              36                  -               -
       - Employee benefit plans and other                   19               -                  -               -
                                                         -----              --              -----           -----
    Net additions                                          504              36              0.046           0.023
                                                         -----              --              -----           -----
Issued at December 31, 1994                                952              71              0.046           0.023
                                                         =====              ==              =====           =====

Authorized at December 31, 1994                          3,000             265                -- In total: 30 --
- - - - - -
*The balances at the beginning and end of each period were less than $1 million

The accompanying notes are part of the financial statements.

                                      FS-7
/TABLE

                Ford Motor Company and Subsidiaries

                   Notes to Financial Statements


NOTE 1.  Accounting Policies
- ----------------------------
Principles of Consolidation
- ---------------------------
The consolidated financial statements include all significant majority-owned subsidiaries and reflect the operating results, assets, liabilities and cash flows for two business segments:
Automotive and Financial Services. The assets and liabilities of the Automotive segment are classified as current or noncurrent, and those of the Financial Services segment are unclassified. Affiliates that are 20% to 50% owned, principally Mazda Motor Corporation, Autolatina and AutoAlliance International Inc., and subsidiaries where control is expected to be temporary, principally investments in certain dealerships, are generally accounted for on an equity basis. For purposes of Notes to Financial Statements, "Ford" or "the company" means Ford Motor Company and its majority-owned consolidated subsidiaries unless the context requires otherwise.

Revenue Recognition - Automotive
- --------------------------------
Sales are recorded by the company when products are shipped to dealers. Provisions for approved sales incentive programs normally are recognized as sales reductions at the time of revenue recognition. Provisions for sales incentive programs approved subsequent to the time that related sales were recorded are recognized when the programs are approved.

Revenue Recognition - Financial Services
- ----------------------------------------
Revenue from finance receivables is recognized over the term of the receivable using the interest method. Certain loan origination costs are deferred and amortized over the term of the related receivable as a reduction in financing revenue. Revenue from operating leases is recognized as scheduled payments become due. Agreements between Automotive operations and certain Financial Services operations provide for interest supplements and other support costs to be paid by Automotive operations on certain financing and leasing transactions. Financial Services operations recognize this revenue in income over the period that the related receivables and leases are outstanding; interest supplements and other support costs are recorded as sales incentives by Automotive operations.

Other Costs
- -----------
Advertising and sales promotion costs are expensed as incurred.
Advertising costs were $1,977 million in 1994, $1,773 million in 1993 and $1,702 million in 1992.

Anticipated costs related to product warranty are accrued at the time of sale.

Research and development costs are expensed as incurred and were $5,214 million in 1994, $5,021 million in 1993 and $4,332 million in 1992.



Income/(Loss) Per Share of Common and Class B Stock
- ---------------------------------------------------

Income/(loss) per share of Common and Class B Stock is calculated by dividing the income/(loss) attributable to Common and Class B Stock by the average number of shares of Common Stock and Class B Stock outstanding during the applicable period.

- ---------------------------

The company has outstanding securities, primarily Series A Preferred Stock, which could be converted to Common Stock. Other obligations, such as stock options, are considered to be common stock equivalents. The calculation of income/(loss) per share of Common and Class B Stock assuming full dilution takes into account the effect of these convertible securities and common stock equivalents when the effect is material and dilutive.

Derivative Financial Instruments
- --------------------------------
The company and many of its subsidiaries have entered into agreements to manage certain exposures to fluctuations in foreign exchange and interest rates. All derivative financial instruments are classified as "held for purposes other than trading"; company policy specifically prohibits the use of derivatives for speculative purposes.

Ford has operations in many countries outside the U.S., and purchases and sales of finished vehicles and production parts, debt and other payables, subsidiary dividends, and investments in subsidiaries are frequently denominated in foreign currencies. Agreements to manage foreign exchange exposure include foreign currency forward contracts, currency swaps and, to a lesser extent, foreign currency options. Gains and losses on the various agreements are recognized in income during the period of the related transactions, included in the bases of the related transactions, or, in the case of hedges of net investments in foreign subsidiaries, recognized as an adjustment to the foreign currency translation component of stockholders' equity.

Financial Services operations issue debt and other payables for which the maturity and interest rate structure differs from the invested assets to ensure continued access to capital markets and to minimize overall borrowing costs. Agreements to manage interest rate fluctuations include interest-rate swap agreements. The differential paid or received on interest-rate swap agreements is recognized as an adjustment to interest expense in the period.

Foreign-Currency Translation
- ----------------------------
Revenues, costs and expenses of foreign subsidiaries are translated to U.S. dollars at average-period exchange rates. The effect of changes in foreign exchange rates on revenues and costs was generally unfavorable in 1994.

Assets and liabilities of foreign subsidiaries are translated to U.S. dollars at end-of-period exchange rates. The effects of this translation for most foreign subsidiaries and certain other foreign currency transactions are reported in a separate component of stockholders' equity. Translation gains and losses for foreign subsidiaries that are located in highly inflationary countries or conduct a major portion of their business with the company's U.S. operations are included in income. Also included in income are gains and losses arising from transactions denominated in a currency other than the functional currency of the subsidiary involved.

The effect of changes in foreign exchange rates on assets and liabilities, as described above, increased net income by $376 million in 1994 and by $419 million in 1993 and decreased the net loss by $132 million in 1992. These amounts included net transaction and translation gains before taxes of $574 million in 1994, $988 million in 1993 and $557 million in 1992. A majority of these gains were offset by higher costs of sales that resulted from the use of historical exchange rates for inventories sold during the period in countries with high inflation rates.

Goodwill
- --------
Goodwill represents the excess of the purchase price over the fair value of the net assets of acquired companies and is amortized using the straight-line method principally over 40 years. Total goodwill included in Automotive and Financial Services other assets at December 31, 1994 was $2.4 billion and $3.3 billion, respectively.

- ---------------------------

The company evaluates the carrying value of goodwill for potential impairment on an ongoing basis. Such evaluations compare operating income before amortization of goodwill to the amortization recorded for the operations to which the goodwill relates. The company also considers projected future operating results, trends and other circumstances in making such evaluations.

Preferred Stockholders' Equity in a Subsidiary Company
- ------------------------------------------------------
Preferred stockholders' equity in a subsidiary company refers to the outstanding preferred stock of Ford Holdings, Inc. ("Ford Holdings"), a subsidiary of Ford. All the outstanding common stock of Ford Holdings, representing 75% of the combined voting power of all classes of capital stock of Ford Holdings, is owned directly or indirectly by Ford. The balance of the capital stock, consisting of preferred stock, is owned by persons other than Ford and accounts for the remaining 25% of the combined voting power.

NOTE 2.  Marketable and Other Securities
- ----------------------------------------
The company adopted Statement of Financial Accounting Standards No. 115 ("SFAS 115"), "Accounting for Certain Investments in Debt and Equity Securities," as of January 1, 1994. The cumulative effect of this change in accounting principle on the company's financial statements was not material.

Trading securities are recorded at fair value, with unrealized gains and losses included in income. Available-for-sale securities are recorded at fair value, with unrealized gains and losses excluded from income and reported in a separate component of stockholders' equity net of tax. Held-to-maturity securities are recorded at amortized cost. Equity securities which do not have readily determinable fair values are recorded at cost. The bases of cost used in determining realized gains and losses are specific identification for Automotive operations and first-in, first-out for Financial Services operations.

The fair value of most securities was estimated based on quoted market prices. For those securities for which there were no quoted market prices, the estimate of fair value was based on similar types of securities that are traded in the market.

Expected maturities of debt securities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without penalty.

Automotive
- ----------
Investments in securities at December 31, 1994 were as follows (in millions):

                                                             Gross        Gross
                                                           Amortized    Unrealized   Unrealized    Fair
                                                             Cost         Gains        Losses      Value
                                                           ---------    ----------   ----------    ------
Trading securities                                            $7,382         $3         $56       $7,329

Available-for-sale securities
- -----------------------------
Debt securities issued by foreign governments                     23          0           0           23
Corporate securities                                             231          0           1          230
                                                              ------         --         ---       ------
  Total available-for-sale securities                            254          0           1          253

Held-to-maturity securities
Corporate securities                                              20          0           0           20
                                                              ------         --         ---       ------
  Total investments in securities                             $7,656         $3         $57       $7,602
                                                              ======         ==         ===       ======
                                            FS-10

/TABLE

- ----------------------------------------
All debt securities classified as available-for-sale or held-to-maturity have contractual maturities of one year or less.

For trading securities, the net unrealized loss included in income during 1994 was $53 million.

Proceeds from sales of available-for-sale securities were $87 million in 1994; gross losses of $2 million were realized on those sales.
Included in stockholders' equity at December 31, 1994 was $188 million that represented principally the company's equity interest in the unrealized gains on securities owned by certain unconsolidated subsidiaries.

Other securities classified as cash equivalents were $3.4 billion and $3.3 billion at December 31, 1994 and 1993, respectively, and consisted primarily of debt securities issued by the U.S. government and agencies and short-term time deposits.

Marketable securities at December 31, 1993 totaled $4.1 billion and were recorded at cost plus accrued interest, which approximated fair value.

Financial Services
- ------------------
Investments in securities at December 31, 1994 were as follows (in millions):

                                                               Gross       Gross
                                                             Amortized   Unrealized  Unrealized   Fair
                                                               Cost        Gains       Losses     Value
                                                             ---------   ----------  ----------   ------
Trading securities                                             $  715        $ 6        $ 10      $  711

Available-for-sale securities
- -----------------------------
Debt securities issued by the U.S.
 government and agencies                                          692          1          38         655
Municipal securities                                              155          1          11         145
Debt securities issued by foreign governments                     106          0          10          96
Corporate securities                                            1,929          3         152       1,780
Mortgage-backed securities                                        871          0          62         809
Other debt securities                                              22          0           0          22
Equity securities                                                 172         34           6         200
                                                               ------        ---        ----      ------
  Total available-for-sale securities                           3,947         39         279       3,707

Held-to-maturity securities
Debt securities issued by the U.S.
 government and agencies                                           10          0           0          10
Municipal securities                                              783          0          12         771
Corporate securities                                              570          4          27         547
                                                               ------        ---        ----      ------
  Total held-to-maturity securities                             1,363          4          39       1,328

  Total investments in securities with
   readily determinable fair value                              6,025        $49        $328      $5,746
                                                                             ===        ====      ======
Equity securities not practicable to fair value                   324
                                                               ------
    Total investments in securities                            $6,349
                                                               ======

                                             FS-11


NOTE 2.  Marketable and Other Securities (Cont'd)
- ----------------------------------------

The amortized cost and fair value of investments in available-for-sale securities and held-to-maturity securities at December 31, 1994, by contractual maturity, were as follows (in millions):

                                                                Available-for-sale            Held-to-maturity
                                                              ----------------------      -----------------------
                                                              Amortized                   Amortized
                                                                Cost       Fair Value        Cost      Fair Value
                                                              ---------    ----------     ----------   -----------
Due in one year or less                                       $  113       $  112         $   59       $   58
Due after one year through five years                            755          728            184          184
Due after five years through ten years                           637          596            782          768
Due after ten years                                            1,399        1,262            338          318
Mortgage-backed securities                                       871          809              -            -
Equity securities                                                172          200              -            -
                                                              ------       ------         ------       ------
  Total                                                       $3,947       $3,707         $1,363       $1,328
                                                              ======       ======         ======       ======


For trading securities, the net unrealized loss included in income during 1994 was $4 million.

Proceeds from sales of available-for-sale securities were $9.1 billion in 1994; gross gains of $24 million and gross losses of $56 million were realized on those sales. The net unrealized loss net of tax included in stockholders' equity was $155 million at December 31, 1994.

Other securities classified as cash equivalents were $1.4 billion and $1.6 billion at December 31, 1994 and 1993, respectively, and consisted primarily of short-term time deposits and corporate securities.

At December 31, 1993, investments in debt securities were recorded at amortized cost because of the ability to hold such securities until maturity and the intent to hold them for the foreseeable future.
Marketable equity securities were recorded at fair value.

Investments in debt securities at December 31, 1993 were as follows
(in millions):


                                                                             Gross          Gross
                                                                Book       Unrealized     Unrealized
                                                                Value        Gains          Losses     Fair Value
                                                              ---------    ----------     ----------   ----------
Debt securities issued by the U.S.
 government and agencies                                      $  974         $ 27           $  1       $1,000
Municipal securities                                             126            3              0          129
Debt securities issued by foreign
 governments                                                      88            4              1           91
Corporate securities                                           1,779           48             19        1,808
Mortgage-backed securities                                     2,588           39             82        2,545
Other debt securities                                            192            0              1          191
                                                              ------        -----           ----       ------
  Total                                                       $5,747         $121           $104       $5,764
                                                              ======         ====           ====       ======


The book value and fair value of investments in debt securities at December 31, 1993, by contractual maturity, were as follows (in millions):


                                                 Book
                                                 Value       Fair Value
                                                 -------     ----------

Due in one year or less                          $   96        $   96
Due after one year through five years             1,023         1,035
Due after five years through ten years              563           580

Due after ten years                               1,477         1,508
Mortgage-backed securities                        2,588         2,545
                                                 ------        ------
  Total                                          $5,747        $5,764
                                                 ======        ======

- ---------------------------------------

Proceeds from sales of investments in debt securities were $11.2 billion in 1993 and $10.5 billion in 1992. In 1993, gross gains of $113 million and gross losses of $20 million were realized on those sales; gross gains of $142 million and gross losses of $86 million were realized in 1992.

Other securities other than debt securities totaled $2,472 million at December 31, 1993. The estimated fair value in excess of book value of those securities which were practicable to value was $59 million at December 31, 1993. It was not practicable to calculate the fair value of certain securities totaling $660 million at December 31, 1993 because they represented preferred stocks of non-traded companies with whom the company does business and for which similar market-traded securities were not available for comparison.

NOTE 3.  Receivables
- --------------------
Automotive
- ----------
Automotive receivables are generally short-term, and book value approximates fair value.

Financial Services
- ------------------
Included in net receivables and lease investments at December 31 were net finance receivables, investments in direct financing leases and investments in operating leases. The investments in direct financing and operating leases relate to the leasing of motor vehicles and various types of transportation and other equipment and facilities.

Net finance receivables at December 31 were as follows (in millions):

                                              1994        1993
                                            ---------   --------
Automotive                                  $ 87,858    $ 58,738
Real estate, mainly residential               15,560      24,152
Other                                          6,237      24,968
                                            --------    --------
  Total finance receivables                  109,655     107,858
Loan origination costs                           194         124
Unearned income                               (9,656)     (9,037)
Allowance for credit losses                   (1,671)     (2,017)
Unearned insurance premiums and
 unpaid insurance claims related
 to finance receivables                          (90)       (139)
                                            --------    --------
Net finance receivables                     $ 98,432    $ 96,789
                                            ========    ========
Fair value                                  $ 99,609    $ 98,505

Included in finance receivables was a total of $1.3 billion for 1994 and $1.5 billion for 1993 owed by three customers with the largest receivable balances. Other finance receivables consisted primarily of commercial and consumer loans, collateralized loans, credit card receivables, general corporate obligations and accrued interest. Also included in other finance receivables at December 31, 1994 and 1993 were $3.4 billion and $2.4 billion, respectively, of accounts receivable purchased by certain Financial Services operations from Automotive operations.

Contractual maturities of automotive and other finance receivables are as follows (in millions): 1995 - $49,084; 1996 - $18,444; 1997 -
$12,841; thereafter - $13,726. Experience indicates that a substantial portion of the portfolio generally is repaid before the contractual maturity dates.

The fair value of most receivables was estimated by discounting future cash flows using an estimated discount rate which reflected the credit, interest rate and prepayment risks associated with similar types of instruments. For receivables with short maturities, the book value approximated fair value.

Sales of finance receivables increased net income by $15 million in 1994, $60 million in 1993 and $7 million in 1992.

- -------------------

Investments in direct financing leases at December 31 were as follows (in millions):

                                              1994        1993
Minimum lease rentals                       $ 8,321     $ 7,382
Estimated residual values                     3,715       2,764
Lease origination costs                          70          69
Unearned income                              (2,299)     (2,010)
Allowance for credit losses                    (185)       (133)
                                            -------     -------
Net investments in direct
 financing leases                           $ 9,622     $ 8,072
                                            =======     =======

Minimum direct financing lease rentals (including executory costs of $36 million) are contractually due as follows (in millions): 1995 - $2,736; 1996 - $1,998; 1997 - $1,282; 1998 - $740; thereafter -
$1,601.

Investments in operating leases at December 31 were as follows (in millions):

                                              1994        1993
                                            --------    --------
Vehicles and other equipment, at cost       $28,050     $18,589
Lease origination costs                          38          23
Accumulated depreciation                     (5,425)     (3,736)
Allowance for credit losses                    (361)       (202)
                                            -------     -------
Net investments in operating leases         $22,302     $14,674
                                            =======     =======

Future minimum rentals on operating leases are contractually due as follows (in millions): 1995 - $4,533; 1996 - $1,807; 1997 - $220;
1998 - $56; thereafter - $108.

Depreciation expense on operating leases reflects primarily the straight-line method over the term of the leases and was as follows (in millions): 1994 - $4,231; 1993 - $2,984; 1992 - $2,000.

Allowances for credit losses are established as required based on historical experience. Other factors that affect collectibility also are evaluated, and additional amounts may be provided. Finance receivables and lease investments are charged to the allowances for credit losses when an account is deemed to be uncollectible, taking into consideration the financial condition of the borrower, the value of the collateral, recourse to guarantors and other factors. Recoveries on finance receivables and lease investments previously charged off as uncollectible are credited to the allowances for credit losses.

Changes in the allowances for credit losses were as follows (in millions):

                          1994        1993        1992
                        -------     -------     -------
Beginning balance       $2,352      $2,257      $2,078
Additions                  988       1,019       1,218
Net losses                (826)       (903)       (993)
Other changes             (297)        (21)        (46)
                        ------      ------      ------
Ending balance          $2,217      $2,352      $2,257
                        ======      ======      ======

Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan", was issued in May 1993 and amended in October 1994 by Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan
- - Income Recognition and Disclosures". The Standards require that impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate. The company will adopt these standards as of January 1, 1995, and the effect is not expected to be material.

NOTE 4.  Inventories - Automotive
- ---------------------------------
Inventories at December 31 were as follows (in millions):

                                                 1994       1993
                                                ------     ------
Raw materials, work in process and supplies     $3,192     $2,937
Finished products                                3,295      2,601
                                                ------     ------
Total inventories                               $6,487     $5,538
                                                ======     ======
U.S. Inventories                                $2,917     $2,575

Inventories are stated at the lower of cost or market. The cost of most U.S. inventories is determined by the last-in, first-out
("LIFO") method. The cost of the remaining inventories is determined primarily by the first-in, first-out ("FIFO") method.

If the FIFO method had been used instead of the LIFO method, inventories would have been higher by $1,383 million and $1,342 million at December 31, 1994 and 1993, respectively.

NOTE 5.  Net Property, Depreciation and Amortization - Automotive
- -----------------------------------------------------------------
Net property at December 31 was as follows (in millions):

                                                   1994       1993
                                                ---------  ---------
Land                                            $    359   $    360
Buildings and land improvements                    6,939      5,923
Machinery, equipment and other                    33,551     29,655
Construction in progress                           1,685      1,551
                                                --------   --------
  Total land, plant and equipment                 42,534     37,489
Accumulated depreciation                         (22,738)   (20,691)
                                                --------   --------
  Net land, plant and equipment                   19,796     16,798
Unamortized special tools                          7,252      6,261
                                                --------   --------
  Net property                                  $ 27,048   $ 23,059
                                                ========   ========

Property, equipment, and special tools are stated at cost, less accumulated depreciation. Assets placed in service before January 1, 1993 are depreciated using an accelerated method that results in accumulated depreciation of approximately two-thirds of asset cost during the first half of the asset's estimated useful life. Assets placed in service after December 31, 1992 are depreciated using the straight-line method of depreciation. This change in accounting principle was made to reflect improvements in the design and flexibility of manufacturing machinery and equipment and improvements in maintenance practices. These improvements have resulted in more uniform productive capacities and maintenance costs over the useful life of an asset, and straight-line depreciation is preferable in these circumstances.

Depreciation and amortization expenses were as follows (in millions):

                                     1994        1993       1992
                                    ------      ------     ------
Depreciation                        $2,297      $2,392     $2,569
Amortization                         2,129       2,012      2,097
                                    ------      ------     ------
Total                               $4,426      $4,404     $4,666
                                    ======      ======     ======

On average, buildings and land improvements are depreciated based on a 30-year life; automotive machinery and equipment are depreciated based on a 14-year life. Special tools are amortized over periods of time representing the productive use of those tools. When plant and equipment are retired, the general policy is to charge the cost of those assets, reduced by net salvage proceeds, to accumulated depreciation. Maintenance, repairs and rearrangement costs are expensed as incurred and were $2,377 million in 1994, $1,934 million in 1993 and $1,872 million in 1992. Expenditures that increase the value or productive capacity of assets are capitalized.
Preproduction costs related to new facilities are expensed as incurred.

NOTE 6.  Income Taxes
- ---------------------
Income/(loss) before income taxes and cumulative effects of changes in accounting principles for U.S. and foreign operations, excluding equity in net income of affiliated companies, was as follows (in millions):

                                     1994         1993       1992
                                    ------      -------    --------
U.S.                                $6,944      $4,152     $   889
Foreign                              1,574        (276)     (1,031)
                                    ------      ------     -------
  Total income/(loss)
   before income taxes              $8,518      $3,876     $ (142)*
                                    ======      ======     ======

                                    - - - - -
*Excludes cumulative effects of changes in accounting principles

The provision for income taxes was as follows (in millions):


                                     1994        1993       1992
                                    ------      ------     ------
Currently payable/(refundable)
 U.S. federal                       $1,640      $1,259     $(122)
 Foreign                               690         169       427
 State and local                       165         123       104
                                    ------      ------     -----
  Total currently payable            2,495       1,551       409
Deferred tax liability/(benefit)
 U.S. federal                          827        (161)      434
 Foreign                               (71)       (106)     (499)
 State and local                        78          66       (49)
                                    ------      ------     -----
  Total deferred                       834        (201)     (114)
                                    ------      ------     -----
Total provision                     $3,329      $1,350     $ 295*
                                    ======      ======     =====

- - - - - -
*Excludes cumulative effects of changes in accounting principles

The provision includes estimated taxes payable on that portion of retained earnings of subsidiaries expected to be received by the company. No provision was made with respect to $3.3 billion of retained earnings at December 31, 1994 which have been invested by foreign subsidiaries. It is not practicable to estimate the amount of unrecognized deferred tax liability for the undistributed foreign earnings.

A reconciliation of the provision for income taxes compared with the amounts at the U.S. statutory tax rate is shown below (in millions):

                                                1994     1993     1992
                                               ------   ------   ------
Tax provision/(credit) at U.S. statutory rate
of 35% for 1994 and 1993 and 34% for 1992      $2,981   $1,357   $ (48)

Effect of:
Foreign taxes over U.S. tax rate                   68      219     263
State and local income taxes                      158      118      36
Rate adjustments on U.S. and foreign
 deferred taxes                                     -     (199)      -
Income not subject to tax or subject to
 tax at reduced rates                             (62)     (70)   (112)
Other                                             184      (75)    156
                                               ------   ------   -----
Provision for income taxes                     $3,329   $1,350   $ 295*
                                               ======   ======   =====

Effective Tax Rate                               39.1%    34.8%      -

- - - - - -
*Excludes cumulative effects of changes in accounting principles

The company adopted Statement of Financial Accounting Standards No. 109 ("SFAS 109"), "Accounting for Income Taxes," as of
January 1, 1992. The adoption of SFAS 109 changed the method of accounting for income taxes from the deferred method using Accounting Principles Board Opinion No. 11 ("APB 11") to an asset and liability approach. The cumulative effect of this change in accounting principle decreased the net loss in 1992 by $657 million.

- --------------------

Under SFAS 109, deferred income taxes reflect the estimated tax effect of temporary differences between assets and liabilities for financial reporting purposes and those amounts as measured by tax laws and regulations. The components of deferred income tax assets and liabilities at December 31 were as follows (in millions):

                                                 1994     1993
                                               -------  -------
Deferred Tax Assets
- -------------------
Employee benefit plans                         $ 5,951  $ 5,839
Dealer and customer allowances and claims        3,375    3,243
Net operating loss carryforwards                 1,152    1,378
Allowance for credit losses                        821      858
Alternative minimum tax                            318      129
Depreciation and amortization
 (excludes leasing transactions)                    39       30
All other                                        1,198    1,093
Valuation allowances                              (159)    (174)
                                               -------  -------
   Total deferred tax assets                    12,695   12,396

Deferred Tax Liabilities
Leasing transactions                             3,935    3,166
Depreciation and amortization
 (excludes leasing transactions)                 2,804    2,574
Employee benefit plans                           1,443      697
All other                                        1,336    1,157
                                               -------  -------
   Total deferred tax liabilities                9,518    7,594
                                               -------  -------
      Net deferred tax assets                  $ 3,177  $ 4,802
                                               =======  =======

Net foreign operating loss carryforwards for tax purposes were $3.2 billion at December 31, 1994. A substantial portion of these losses has an indefinite carryforward period; the remaining losses have expiration dates beginning in 1996. For financial statement purposes, the tax benefit of operating losses is recognized as a deferred tax asset, subject to appropriate valuation allowances. The company evaluates the tax benefits of operating loss carryforwards on an ongoing basis. Such evaluations include a review of historical and consideration of projected future operating results, the eligible carryforward period and other circumstances.

NOTE 7.  Liabilities - Automotive
- ---------------------------------
Current Liabilities
- -------------------
Included in accrued liabilities at December 31 were the following (in millions):

                                                 1994     1993
                                               -------  -------
Dealer and customer allowances and claims      $ 6,716  $ 6,645
Employee benefit plans                           1,786    1,415
Postretirement benefits other than pensions        688      674
Salaries, wages, and employer taxes                598      594
Other                                            1,811    1,487
                                               -------  -------
  Total accrued liabilities                    $11,599  $10,815
                                               =======  =======

Noncurrent Liabilities
- ----------------------
Included in other liabilities at December 31 were the following (in millions):

                                                 1994     1993
                                               -------  -------
Postretirement benefits other than pensions    $14,025  $13,288
Dealer and customer allowances and claims        6,044    5,170
Employee benefit plans                           2,232    2,353
Unfunded pension obligation                        362    2,873
Minority interests in net assets of
 subsidiaries                                      118      161
Other                                            2,139    2,066
                                               -------  -------
  Total other liabilities                      $24,920  $25,911
                                               =======  =======

NOTE 8.  Employee Retirement Benefits
- -------------------------------------
Employee Retirement Plans
- -------------------------
The company has two principal retirement plans in the U.S. The Ford-UAW Retirement Plan covers hourly employees represented by the UAW, and the General Retirement Plan covers substantially all other employees of the company and several finance subsidiaries in the U.S. The hourly plan provides noncontributory benefits related to employee service. The salaried plan provides similar noncontributory benefits and contributory benefits related to pay and service. Other U.S. and non-U.S. subsidiaries have separate plans which generally provide similar types of benefits covering their employees. The company and its subsidiaries also have defined benefit plans applicable to certain executives which are not funded.

The company's policy for funded plans is to contribute annually, at a minimum, amounts required by applicable law, regulations and union agreements. Plan assets consist principally of investments in stocks, government and other fixed income securities and real estate. The various plans generally are funded, except in Germany, where this has not been the custom, and as noted above; in those cases, an unfunded liability is recorded. In 1994, the company contributed $1.7 billion to its U.S. plans and $300 million to its non-U.S. plans.

The company's pension expense, including Financial Services, was as follows (in millions):


                                              1994                       1993                       1992
                                    ----------------------     ----------------------     ----------------------
                                       Non-                       Non-         Non-
                                    U.S. Plans    U.S. Plans   U.S. Plans   U.S. Plans    U.S. Plans   U.S. Plans
                                    ----------    ----------   ----------   ----------    ----------   ----------
Benefits attributed to
 employees' service                 $   526       $   236      $   419      $   181       $   342       $ 213
Interest on projected
 benefit obligation                   1,639           677        1,517          667         1,437         698
Return on assets:
 Actual (gain)/loss                     (74)          137       (2,264)      (1,370)       (1,465)       (865)
 Deferred gain/(loss)                (1,928)         (759)         389          677          (204)        190
                                    -------       -------      -------      -------       -------
   Recognized (gain)                 (2,002)         (622)      (1,875)        (693)       (1,669)       (675)
Net amortization and other              452           151          259          169           228         180
                                    -------       -------      -------      -------       -------      ------
   Net pension expense              $   615       $   442      $   320       $  324       $   338       $ 416
                                    =======       =======      =======      =======       =======      ======

Pension expense increased in 1994 as a result of lower discount rates for both U.S. and non-U.S. plans, compared with 1993. In addition, amendments made in September 1993 to the Ford-UAW Retirement Plan and the General Retirement Plan provided benefit improvements that increased net U.S. expense in 1994.

                                        FS-18

NOTE 8.  Employee Retirement Benefits (Cont'd)
- -------------------------------------
The status of these plans at December 31 was as follows (in millions):

                                                                1994                             1993
                                                   ------------------------------   ------------------------------
                                                   Assets in   Accum.               Assets in   Accum.
                                                   Excess of  Benefits              Excess of  Benefits
                                                    Accum.    in Excess   Total      Accum.    in Excess   Total
                                                   Benefits   of Assets   Plans     Benefits   of Assets   Plans
                                                   ---------  ---------  --------   ---------  ---------  --------
U.S. Plans
- ----------
 Plan assets at fair value                         $23,264    $   132    $23,396    $12,122    $10,779    $22,901

 Actuarial present value of:
  Vested benefits                                  $17,217    $   404    $17,621    $ 8,708    $ 9,962    $18,670
  Accumulated benefits                              20,256        453     20,709      9,700     12,603     22,303
  Projected benefits                                21,404        541     21,945     10,896     12,767     23,663

 Plan assets in excess of/(less than)
  projected benefits                               $ 1,860    $  (409)   $ 1,451    $ 1,226    $(1,988)   $  (762)
 Unamortized (net asset)/net
  transition obligation a/                            (164)        12       (152)      (760)       563       (197)
 Unamortized prior service cost b/                   2,134         86      2,220        538      2,053      2,591
 Unamortized net (gains)/losses c/                    (717)        56       (661)      (159)       297        138
                                                   -------    -------    -------    -------    -------    -------
   Prepaid pension asset/(liability)                 3,113       (255)     2,858        845        925      1,770
 Adjustment required to recognize
  minimum liability d/                                   -        (77)       (77)         -     (2,771)    (2,771)
                                                   -------    -------    -------    -------    -------    -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet                $ 3,113    $  (332)   $ 2,781    $   845    $(1,846)   $(1,001)
                                                   =======    =======    =======    =======    =======    =======
 Plan assets in excess of/(less than)
  accumulated benefits                             $ 3,008    $  (321)   $ 2,687    $ 2,422    $(1,824)   $   598

 Assumptions:
  Discount rate at year-end                                                 8.25%                             7.0%
  Average rate of increase in compensation                                  5.5 %                             5.5%
  Long-term rate of return on assets                                        9.0 %                             9.5%

Non-U.S. Plans
- --------------
 Plan assets at fair value                         $ 7,018    $   950    $ 7,968    $ 5,806    $ 1,815    $ 7,621

 Actuarial present value of:
  Vested benefits                                  $ 5,318    $ 2,895    $ 8,213    $ 4,538    $ 3,888    $ 8,426
  Accumulated benefits                               5,419      3,053      8,472      4,619      4,092      8,711
  Projected benefits                                 6,321      3,240      9,561      5,333      4,484      9,817

 Plan assets in excess of/(less than)
  projected benefits                               $   697    $(2,290)   $(1,593)   $   473    $(2,669)   $(2,196)
 Unamortized (net asset)/net
  transition obligation a/                              32        241        273       (209)       461        252
 Unamortized prior service cost b/                     227        248        475        267        232        499
 Unamortized net (gains)/losses c/                     (81)       (25)      (106)       (88)       863        775
                                                   -------    -------    -------    -------    -------    -------
   Prepaid pension asset/(liability)                   875     (1,826)      (951)       443     (1,113)      (670)
 Adjustment required to recognize
  minimum liability d/                                   -       (284)      (284)         -     (1,164)    (1,164)
                                                   -------    -------    -------    -------    -------    -------
   Prepaid pension asset/(liability)
    recognized in the balance sheet                $   875    $(2,110)   $(1,235)   $   443    $(2,277)   $(1,834)
                                                   =======    =======    =======    =======    =======    =======
 Plan assets in excess of/(less than)
  accumulated benefits                             $ 1,599    $(2,103)   $  (504)   $ 1,187    $(2,277)   $(1,090)

 Assumptions:
  Discount rate at year-end                                                  8.3%                             7.2%
  Average rate of increase in compensation                                   5.2%                             5.1%
  Long-term rate of return on assets                                         9.0%                             9.5%

- - - - - -
a/        The balance of the initial difference between assets and obligation deferred for recognition over a
          15 year period.
b/        The prior service effect of plan amendments deferred for recognition over remaining service.
c/        The deferred gain or loss resulting from investments, other experience and changes in assumptions.
d/        An adjustment to reflect the unfunded accumulated benefits -- at year-end 1994 this amount is offset by an intangible asset; at year-end 1993, the unfunded liability in excess of $3,250 million was recorded net of deferred taxes as a $400 million reduction in stockholders' equity.

                                       FS-19

- -------------------------------------

Postretirement Health Care and Life Insurance Benefits
- ------------------------------------------------------
The company and certain of its subsidiaries sponsor unfunded plans to provide selected health care and life insurance benefits for retired employees. The company's U.S. and Canadian employees may become eligible for those benefits if they retire while working for the company; however, benefits and eligibility rules may be modified from time to time. The estimated cost for postretirement health care benefits is accrued over periods of employee service on an actuarially determined basis, in accordance with the requirements of Statement of Financial Accounting Standards No. 106 ("SFAS 106"), "Employers' Accounting for Postretirement Benefits Other Than Pensions".

In adopting SFAS 106, the company elected to recognize immediately the prior-year unaccrued accumulated postretirement benefit obligation, resulting in an adverse effect on income of $7,540 million in the first quarter of 1992. The charge reflected an unaccrued retiree benefit obligation of $12 billion, offset partially by projected tax benefits of $4.5 billion.

Net postretirement benefit expense, including Financial Services, was as follows (in millions):

                                              1994     1993    1992
                                             ------   ------   -----
Benefits attributed to employees' service    $  263   $  240   $  235
Interest on accumulated benefit obligation    1,088    1,207    1,129
Net amortization                                (32)       -        -
                                             ------   ------   ------
  Net postretirement benefit expense         $1,319   $1,447   $1,364
                                             ======   ======   ======

Retiree benefit payments                     $  639   $  654   $  641

The status of these plans at December 31 was as follows (in millions):

                                               1994     1993
                                             -------- --------
Accumulated postretirement benefit obligation:
 Retirees                                    $ 6,720  $ 8,147
 Active employees eligible to retire           2,282    2,725
 Other active employees                        4,266    5,984
                                             -------  -------
  Total accumulated obligation                13,268   16,856
Unamortized prior service cost a/                321      387
Unamortized net gains/(losses) b/              1,440   (2,880)
                                             -------  -------
 Accrued liability                           $15,029  $14,363
                                             =======  =======
Assumptions:
 Discount rate                                  8.75%     7.5%
 Present health care cost trend rate            5.9 %     9.7%
 Ultimate trend rate in ten years               5.5 %     5.5%
 Weighted-average trend rate                    6.6 %     6.8%

- - - - - -
a/The prior service effect of plan amendments deferred for
   recognition over remaining service to retirement eligibility.
b/The deferred gain or loss resulting from experience and changes in assumptions deferred for recognition over remaining service to retirement.

Changing the assumed health care cost trend rates by one percentage point would change the aggregate service and interest cost components of net postretirement benefit expense for 1994 by $180 million and the accumulated postretirement benefit obligation at December 31, 1994 by $1.6 billion.


NOTE 9.  Debt
- -------------
The fair value of debt was estimated based on quoted market prices or current rates for similar debt with the same remaining maturities.

Automotive
- ----------
Debt at December 31 was as follows (in millions):
                                                                          Weighted Average
                                                                            Interest Rate*          Book Value
                                                                         -------------------   -------------------
                                                             Maturity      1994       1993       1994       1993
                                                             ---------   --------   --------   --------   --------
Debt payable within one year
Short-term debt                                                            10.0%      7.1%     $  112     $  887
Long-term debt payable within one year                                                             43         45
                                                                                               ------     ------
  Total debt payable within one year                                                              155        932

Long-term debt                                               1996-2043      9.0%      9.0%      7,103      7,084
                                                                                               ------     ------

  Total debt                                                                                   $7,258     $8,016
                                                                                               ======     ======

Fair value                                                                                     $7,492     $9,044
- - - - - -
*Excludes the effect of interest-rate swap agreements

Long-term debt at December 31, 1994 included maturities as follows (in millions): 1995 - $43 (included in current liabilities); 1996 - $932; 1997 - $599; 1998 - $1,210; 1999 - $350; thereafter - $4,012.

Included in long-term debt at December 31, 1994 and 1993 were obligations of $6,567 million and $6,568 million, respectively, with fixed interest rates and $536 million and $516 million, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1994 and 1993 were $994 million and $970 million, respectively.

Agreements to manage exposures to fluctuations in interest rates, which include primarily interest-rate swap agreements and futures contracts, did not materially change the overall weighted-average rate on long-term debt and effectively decreased the obligations subject to variable interest rates to $465 million at December 31, 1994.

Financial Services
- ------------------
Debt at December 31 was as follows (in millions):
                                                                          Weighted Average
                                                                            Interest Rate*          Book Value
                                                                         -------------------   -------------------
                                                             Maturity      1994       1993       1994       1993
                                                             ---------   --------   --------   --------   --------
Debt payable within one year
- ----------------------------
Unsecured short-term debt                                                                      $  2,990   $  2,852
Commercial paper                                                                                 51,008     37,793
Other short-term debt                                                                             2,301      3,111
                                                                                               --------   --------
  Total short-term debt                                                    5.9%       3.9%       56,299     43,756
Long-term debt payable within one year                                                            9,310     12,304
                                                                                               --------   --------
  Total debt payable within one year                                                             65,609     56,060

Long-term debt
- --------------
Secured indebtedness                                         1996-2005     6.7%       8.0%           98      1,821
Unsecured senior indebtednes
  Notes and bank debt                                        1996-2048     7.1%       7.1%       54,248     41,471
  Debentures                                                 1996-2010     7.8%       9.4%          560        916
  Unamortized (discount)                                                                            (61)       (55)
                                                                                               --------   --------
    Total unsecured senior indebtedness                                                          54,747     42,332
Unsecured subordinated indebtedness
  Notes                                                      1996-2021     9.2%       8.9%        3,159      3,634
  Debentures                                                 1996-2009     8.1%       8.1%          141        142
  Unamortized (discount)                                                                            (41)       (29)
                                                                                               --------   --------
    Total unsecured subordinated indebtedness                                                     3,259      3,747
                                                                                               --------   --------
      Total long-term debt                                                                       58,104     47,900
                                                                                               --------   --------
        Total debt                                                                             $123,713   $103,960
                                                                                               ========   ========

Fair value                                                                                     $122,252   $107,233
- - - - - -
*Excludes the effect of interest-rate swap agreements

                                          FS-21

- -------------
Information concerning short-term borrowings (excluding long-term debt payable within one year) is as follows (in millions):

                                               1994     1993     1992
                                             -------- -------- -------
Average amount of short-term borrowings      $50,106  $38,353  $33,993
Weighted-average short-term interest rates
 per annum (average year)                        4.6%     3.8%     5.2%
Average remaining term of commercial paper
 at December 31                              27 days  29 days  29 days

Long-term debt at December 31, 1994 included maturities as follows (in millions): 1995 - $9,310; 1996 - $12,086; 1997 - $13,106; 1998 -
$9,871; 1999 - $9,883; thereafter - $13,158.

Included in long-term debt at December 31, 1994 and 1993 were obligations of $45.9 billion and $40.7 billion, respectively, with fixed interest rates and $12.2 billion and $7.2 billion, respectively, with variable interest rates (generally based on LIBOR or other short-term rates). Obligations payable in foreign currencies at December 31, 1994 and 1993 were $12.2 billion and $12.9 billion, respectively. These obligations were issued primarily to fund foreign business operations.

Agreements to manage exposures to fluctuations in interest rates include primarily interest-rate swap agreements. These agreements decreased the overall weighted-average rate on long-term debt to 7.1%, compared with 7.2% excluding these agreements, and effectively decreased the obligations subject to variable interest rates to $7.2 billion at December 31, 1994. The weighted-average interest rate on short-term debt decreased to 5.6%, compared with 5.9% excluding these agreements.

Support Facilities
- ------------------
At December 31, 1994, Ford (parent company only) had long-term contractually committed credit agreements in the U.S. under which $5.9 billion is available from various banks at least through June 30, 1999. The entire $5.9 billion may be used, at Ford's option, by either Ford or Ford Credit. These facilities were unused at December 31, 1994.

Outside the U.S., Ford had additional long-term contractually committed credit-line agreements of $2.5 billion. These facilities are available in varying amounts from 1995 through 1999; $21 million were in use at December 31, 1994.

At December 31, 1994, Financial Services had $33.8 billion of contractually committed support facilities (including the $5.9 billion of the Ford credit agreements) for use in the U.S.; less than 1% of these facilities, excluding the Ford credit agreements, were in use. An additional $8.9 billion of contractually committed support facilities were available outside the U.S. at December 31, 1994; $1.4 billion of these were in use.

NOTE 10.  Annuity Contracts - Financial Services
- ------------------------------------------------
The liability for annuity contracts, included in other liabilities, was $2,722 million at December 31, 1994 and $1,598 million at December 31, 1993, and reflected deposits received and interest credited, less related withdrawals. The weighted-average interest rate on annuity contracts outstanding at December 31, 1994 and 1993 was 6.3% and 6.2%, respectively. Interest rates offered are initially guaranteed for periods of either one or five years. Interest credited to annuity account balances is recognized as expense; surrender charges are recognized as a reduction of interest credited to annuitants. The fair value of annuity contracts at December 31, 1994 and 1993 approximated book value because the contractual interest rate due holders is reset annually for more than 97% of contracts outstanding.

NOTE 11.  Capital Stock
- -----------------------

On April 14, 1994, the company's Board of Directors declared a 2-for-1 stock split in the form of a 100% stock dividend on the company's Common Stock and Class B Stock effective June 6, 1994. Share data have been restated to reflect the split, where appropriate.

At December 31, 1994, all general voting power was vested in the holders of Common Stock and the holders of Class B Stock, voting together without regard to class. At that date, the holders of Common Stock were entitled to one vote per share and, in the aggregate, had 60% of the general voting power; the holders of Class B Stock were entitled to such number of votes per share as would give them, in the aggregate, the remaining 40% of the general voting power, as provided in the company's Certificate of Incorporation.

The Certificate provides that all shares of Common Stock and Class B Stock share equally in dividends (other than dividends declared with respect to any outstanding Preferred Stock), except that any stock dividends are payable in shares of Common Stock to holders of that class and in Class B Stock to holders of that class. Upon liquidation, all shares of Common Stock and Class B Stock are entitled to share equally in the assets of the company available for distribution to the holders of such shares.

Information concerning the Preferred Stock of the company is as follows:

                                  Series A Preferred Stock                  Series B Preferred Stock
                           --------------------------------------    ----------------------------------------
Year issued                1991                                      1992

Shares issued              46,000 shares                             22,800 shares

Shares sold                46,000,000 Depositary Shares, each        45,600,000 Depositary Shares, each
                           representing 1/1,000 of a share of        representing 1/2,000 of a share of
                           Series A Cumulative Convertible           Series B Cumulative Preferred Stock
                           Preferred Stock

Dividends                  $4.20 per year per Depositary Share       $2.0625 per year per Depositary Share

Conversion                 Shares can be converted any time          None
                           into shares of Common Stock of the
                           company at a rate equivalent to
                           3.2654 shares of Common Stock for
                           each Depositary Share (equivalent to
                           a conversion price of $15.3121 per
                           share of Common Stock).

Redemption                 Not redeemable prior to                   Not redeemable prior to
                           December 7, 1997                          December 1, 2002.

                           On and after December 7, 1997, the        On and after December 1, 2002, and
                           stock is redeemable for cash at the       upon satisfaction of certain
                           company's option, in whole or in          conditions, the stock is redeemable
                           part, initially at an amount equi-        for cash at the option of Ford, in
                           valent to $51.68 per Depositary           whole or in part, at a redemption
                           Share and thereafter at prices            price equivalent to $25 per Depositary
                           declining to $50 per Depositary           Share, plus an amount equal to the sum
                           Share on and after December 1, 2001,      of all accrued and unpaid dividends.
                           plus, in each case, an amount equal
                           to the sum of all accrued and unpaid
                           dividends.

Liquidation preference     $50 per Depositary Share                  $25 per Depositary Share
 and shares outstanding    $2.3 billion and 45,946 shares            $1.1 billion and 22,800 shares
 at December 31, 1994      outstanding                               outstanding


The Series A and Series B Preferred Stock rank (and any other outstanding Preferred Stock of the company would rank) senior to the Common Stock and Class B Stock in respect of dividends and liquidation rights.

                                    FS-23

NOTE 12.  Stock Options
- -----------------------

The company has stock options outstanding under the 1985 Stock Option Plan and the 1990 Long-term Incentive Plan. These plans were approved by the stockholders.

Information concerning stock options, restated to reflect the 2-for-1 stock split, is as follows (shares in millions):

                                       1994      1993       1992
                                      ------    ------     ------
Option price of new grants a/         $29.06    $28.84     $18.50
                                        and
                                      $28.63

Shares subject to option
- ------------------------
Outstanding at beginning of period     37.4      41.1        33.0
New grants                              9.5       7.1         9.6
Exercised b/                           (2.6)     (6.7)       (1.0)
Surrendered upon exercise of stock
 appreciation rights                   (0.9)     (3.9)       (0.5)
Terminated and expired                 (0.1)     (0.2)          *
                                      -----     -----      ------
  Outstanding at end of period         43.3 c/   37.4        41.1
Outstanding but not exercisable       (21.3)    (19.3)      (19.5)
                                      -----     -----      ------
  Exercisable at end of period         22.0      18.1        21.6
                                      =====     =====      ======
Shares authorized for future grants
 (as of December 31)d/                    0         0          0

- - - - - -
*Less than 50,000 shares.
a/ Fair market value of Common Stock at dates of grant.
b/ At option prices ranging from $9.09 to 28.84 during 1994, $9.09 to $25.84 during 1993, from $3.52 to $15.34 during 1992.
c/ Including 10.0 and 33.3 million shares under the 1985 and 1990
    Plans, respectively, at option prices ranging from $9.09 to $29.06 per share.
d/ In addition, up to 1% of the issued Common Stock as of December 31 of any year may be made available for stock options and other plan awards in the next succeeding calendar year. That limit may be increased up to 2% in any year, with a corresponding reduction in shares available for grants in future years.

No further grants may be made under the 1985 Plan. Grants may be made under the 1990 Plan through April 2000. In general, options granted under the 1985 Plan and options granted to date under the 1990 Plan become exercisable 25% after one year from the date of grant, 50% after two years, 75% after three years and in full after four years. Options under both Plans expire after 10 years. Certain options outstanding under the plans were granted with an equal number of accompanying stock appreciation rights which may be exercised in lieu of the options. Under the Plans, a stock appreciation right entitles the holder to receive, without payment, the excess of the fair market value of the Common Stock on the date of exercise over the option price, either in Common Stock or cash or a combination. In addition, grants of Contingent Stock Rights were made with respect to 709,800 shares in 1994, 2,327,200 shares in 1993, and 1,264,800 shares in 1992 under the 1990 Long-Term Incentive Plan (not included in the table above). The number of shares ultimately awarded will depend on the extent to which the Performance Target specified in each Right is achieved, the individual performances of the recipients and other factors, as determined by the Compensation and Option Committee of the Board of Directors.

NOTE 13.  Litigation and Claims
- -------------------------------
Various legal actions, governmental investigations and proceedings and claims are pending or may be instituted or asserted in the future against the company and its subsidiaries, including those arising out of alleged defects in the company's products, governmental regulations relating to safety, emissions and fuel economy, financial services, intellectual property rights, product warranties and environmental matters. Certain of the pending legal actions are, or purport to be, class actions. Some of the foregoing matters involve or may involve compensatory, punitive, or antitrust or other treble damage claims in very large amounts, or demands for recall campaigns, environmental remediation programs, sanctions, or other relief which, if granted, would require very large expenditures.

Litigation is subject to many uncertainties, and the outcome of individual litigated matters is not predictable with assurance. It is reasonably possible that some of the matters discussed in the foregoing paragraph could be decided unfavorably to the company or the subsidiary involved and could require the company or such subsidiary to pay damages or make other expenditures in amounts or a range of amounts that at December 31, 1994 cannot reasonably be estimated. Although the final resolution of any such matters could have a material effect on the company's consolidated financial results for a particular reporting period, the company believes that, based on its analysis, any resulting liability should not materially affect the company's consolidated financial position at December 31, 1994.

NOTE 14.  Commitments and Contingencies
- ---------------------------------------
At December 31, 1994, the company had the following minimum rental commitments under non-cancelable operating leases (in millions):
1995 - $713; 1996 - $610; 1997 - $538; 1998 - $250;
1999 - $222; thereafter - $653. These amounts include rental commitments related to the sales and leasebacks of certain Automotive machinery and equipment.

The company and certain of its subsidiaries have entered into agreements with various banks to introduce credit card programs that offer rebates which can be applied against the purchase or lease of Ford cars or trucks. The maximum amount of rebates available to qualified cardholders at December 31, 1994 and 1993 was $2.3 billion and $1.7 billion, respectively. The company has provided for the estimated net cost of these programs as a sales incentive based on the estimated number of participants who will ultimately purchase vehicles.

Certain Financial Services subsidiaries make credit lines available to holders of their credit cards. At December 31, 1994 and 1993, the unused portion of available credit was approximately $10.3 billion and $9.9 billion, respectively, and is revocable under specified conditions. The fair value of unused credit lines and the potential risk of loss was not considered to be significant.

NOTE 15.  Financial Instruments
- -------------------------------
The company adopted Statement of Financial Accounting Standards No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments" as of December 31, 1994. Estimated fair value amounts have been determined using available market information and various valuation methods depending on the type of instrument. In evaluating the fair value information, considerable judgement is required to interpret the market data used to develop the estimates. The use of different market assumptions and/or different valuation techniques may have a material effect on the estimated fair value amounts.

Balance Sheet Financial Instruments
- -----------------------------------
Information about specific valuation techniques and related fair value detail is provided throughout the footnotes. The table below provides book value and fair value amounts (in millions) and a cross reference to the applicable Note.
                                      December 31, 1994           December 31, 1993
                                    -----------------------    -----------------------
                                      Book           Fair        Book           Fair      Fair Value
                                      Value          Value       Value          Value     Reference
                                    ----------     --------    ----------     --------    ----------
Automotive
- ----------
Cash & cash equivalents             $  4,481       $  4,481    $  5,667       $  5,667    Note 17
Marketable securities                  7,602          7,602       4,085          4,085    Note 2
Receivables                            2,548          2,548       2,302          2,302    Note 3
Debt                                   7,258          7,492       8,016          9,044    Note 9

Financial Services
- ------------------
Cash & cash equivalents             $  1,739       $  1,739    $  2,555       $  2,555    Note 17
Marketable securities                  5,781          5,746       7,559          7,635    Note 2
Receivables                           98,432         99,609      96,789         98,505    Note 3
Debt                                 123,713        122,252     103,960        107,223    Note 9
Annuity contracts*                     2,722          2,722       1,598          1,598    Note 10
- - - - - -
* Included in Financial Services other liabilities and deferred income on the balance sheet.

Foreign Currency Instruments
- ----------------------------
The fair value of foreign currency instruments generally was estimated using current market prices provided by outside quotation services. At December 31, 1994, the fair value of net receivable contracts was $298 million, and the fair value of net payable contracts was $108 million. At December 31, 1993, the fair value for all agreements was a net receivable of $149 million. At December 31, 1994, foreign currency instruments had a deferred gain of $220 million. In the unlikely event that a counterparty fails to meet the terms of a foreign currency agreement, the company's market risk is limited to the exchange rate differential. In the case of currency swaps, the company's market risk also may include an interest rate differential. At December 31, 1994 and 1993, the total amount of the company's foreign currency forward contracts (contracts purchased and sold) and currency swaps and options outstanding was $12.6 billion and $10.9 billion, respectively, maturing primarily through 1997.

Interest-Rate Instruments
- -------------------------
The fair value of interest-rate instruments is the estimated amount the company would receive or pay to terminate the agreement. Fair value is calculated using information provided by outside quotation services, taking into account current interest rates and the current credit-worthiness of the swap parties. At December 31, 1994, the fair value of net receivable contracts was $458 million, and the fair value of net payable contracts was $602 million. At December 31, 1993, the fair value for all agreements was a net receivable of $512 million. In the unlikely event that a counterparty fails to meet the terms of an interest-rate agreement, the company's exposure is limited to the interest rate differential. At December 31, 1994 and 1993, the underlying principal amounts on which the company has interest-rate swap agreements outstanding aggregated $53.8 billion and $36.1 billion, respectively, maturing primarily through 1999.

- -----------------------------
Other Instruments
- -----------------
In addition, the company and its subsidiaries have entered into a variety of other financial agreements which contain potential risk of loss. These agreements include limited guarantees under sales of receivables agreements, financial guarantees, letters of credit, interest rate caps and floors, and government security repurchase agreements. Neither the amounts of these agreements nor the potential risk of loss was considered to be significant at December 31, 1994.

Note 16.  Significant Acquisitions and Dispositions of Subsidiaries
- -------------------------------------------------------------------
Acquisition of the Hertz Corporation
- ------------------------------------
On March 8, 1994, Ford purchased from Commerzbank Aktiengesellschaft, a German bank, additional shares of common stock of Hertz aggregating 5% of the total outstanding voting stock, thereby bringing Ford's ownership of the total voting stock of Hertz to 54% from 49%. On April 29, 1994, Ford acquired 20% of Hertz' common stock from Park Ridge Limited Partnership, and Hertz redeemed the common stock (26%) and preferred stock of Hertz owned by AB Volvo for $145 million. These transactions resulted in Hertz becoming a wholly-owned subsidiary of Ford. In addition, a $150 million subordinated promissory note of Hertz held by Ford Credit was exchanged for $150 million of preferred stock of Hertz. Prior to these transactions, Hertz had been accounted for on an equity basis as part of the Automotive segment. Hertz' operating results, assets, liabilities and cash flows are now consolidated as part of the Financial Services segment. In 1994, Financial Services net income included $92 million for Hertz. In 1993, Automotive net income included $26 million for Hertz.

Sale of First Nationwide Bank
- -----------------------------
On September 30, 1994, substantially all of the assets of First Nationwide Bank, a Federal Savings Bank, since known as Granite Savings Bank (the "Bank"), were sold to, and substantially all of the Bank's liabilities were assumed by, First Madison Bank, FSB ("First Madison"). The Bank is a wholly-owned subsidiary of Granite Management Corporation (formerly First Nationwide Financial Corporation) ("Granite"), which in turn is a wholly-owned subsidiary of Ford.

The company recognized in First Quarter 1994 earnings a pre-tax charge of $475 million ($440 million after taxes) related to the disposition of the Bank, reflecting the non-recovery of goodwill and reserves for estimated losses on assets to be retained or repurchased by Granite. These assets will be liquidated over time as market conditions permit. The tax effect of this transaction takes into account differences between the book and tax basis of certain assets for which deferred taxes were not required to be provided under SFAS No. 109, "Accounting for Income Taxes". The company's income statement includes the results of operations of Granite through March 31, 1994. The net assets of Granite at December 31, 1994 are included in the balance sheet under Financial Services - Other Assets. Historically, Granite (including the Bank) has not had a significant effect on Ford's operating results.


NOTE 17.  Cash Flows
- --------------------
The reconciliation of net income/(loss) to cash flows from operating activities is as follows (in millions):
                                                           1994                   1993                   1992
                                                   ---------------------  ---------------------  --------------------
                                                              Financial              Financial              Financial
                                                   Automotive Services    Automotive Services    Automotive Services
                                                   ---------- ---------   ---------- ---------   ---------- ---------
Net income/(loss)                                   $3,824     $1,484      $  940     $1,589     $(8,628)    $1,243
Adjustments to reconcile net income/(loss)
 to cash flows from operating activities:
  Cumulative effects of changes in
   accounting principles                                 -          -           -          -       7,094       (211)
  Depreciation and amortization                      4,426      4,910       4,404      3,064       4,666      2,089
  (Earnings)/losses of affiliated
   companies in excess of dividends
   remitted                                           (171)        (2)        (21)        (9)         16         51
  Provision for credit and
   insurance losses                                      -      1,539           -      1,523           -      1,795
  Foreign currency adjustments                        (384)         -        (650)         -        (362)         -
  Net purchases of trading securities
   (Note 2)                                         (3,616)       (41)          -          -           -          -
  Provision/(credit) for deferred income
   taxes                                               424        410        (796)       595        (447)       333
  Changes in assets and liabilities:
   (Increase)/decrease in accounts
    receivable and other current assets             (1,096)         -          34          -         103          -
   (Increase)/decrease in inventory                   (894)         -        (275)         -         380          -
   Increase in accounts payable and
    accrued and other liabilities                    4,949      1,077       3,735        594       2,617        295
  Other                                                 80       (290)       (509)      (211)        314        167
                                                   -------    -------     -------    -------     -------    -------
Cash flows from operating activities                $7,542     $9,087      $6,862     $7,145     $ 5,753     $5,762
                                                   =======    =======     =======    =======     =======    =======


The company considers all highly-liquid investments purchased with a maturity of three months or less to be cash equivalents. The book value of these investments approximates fair value because of the short maturity. Cash flows resulting from futures contracts, forward contracts and options that are accounted for as hedges of identifiable transactions are classified in the same category as the item being hedged. With the adoption of SFAS 115 in 1994, the purchases and sales of trading securities are included in cash flows from operating activities. The purchases and sales of available-for-sale and held-to-maturity securities are included in cash flows from investing activities.

Cash paid for interest and income taxes was as follows (in millions):

                           1994         1993     1992
                          ------       ------   ------
Interest                  $7,718       $6,969   $8,255
Income taxes               2,042        1,522       31


NOTE 18. Segment Information
- ----------------------------
The company operates in two principal business segments: Automotive and Financial Services. The Automotive segment consists of the design, manufacture, assembly and sale of cars, trucks and related parts and accessories. The Financial Services segment consists primarily of financing operations, insurance operations, and vehicle and equipment leasing operations.

Intersegment transactions represent principally transactions occurring in the ordinary course of business, borrowings and related transactions between entities in the Financial Services and Automotive segments, and interest and other support under special vehicle financing programs. These arrangements are reflected in the respective business segments.

Intercompany sales among geographic areas consist primarily of vehicles, parts and components manufactured by the company and various subsidiaries and sold to different entities within the consolidated group. Transfer prices for these transactions are established by agreement between the affected entities.

- ----------------------------

Financial information segregated by major geographic area is as follows (in millions):

Automotive
- ----------
                                         1994       1993      1992
                                       ---------  --------- ---------
Sales to unaffiliated customers
 United States                         $ 73,008   $ 61,559  $ 51,918
 Europe*                                 21,784     18,507    21,579
 All other                               12,345     11,502    10,910
                                       --------   --------  --------
  Total                                $107,137   $ 91,568  $ 84,407
                                       ========   ========  ========
Intercompany sales among
 geographic areas
  United States                        $ 11,206   $  8,721  $  6,978
  Europe*                                 1,709      1,690     1,717
  All other                              11,811      9,791    10,120
                                       --------   --------  --------
    Total                              $ 24,726   $ 20,202  $ 18,815
                                       ========   ========  ========
Total sales
  United States                        $ 84,214   $ 70,280  $ 58,896
  Europe*                                23,493     20,197    23,296
  All other                              24,156     21,293    21,030
  Elimination of intercompany sales     (24,726)   (20,202)  (18,815)
                                       --------   --------  --------
    Total                              $107,137   $ 91,568  $ 84,407
                                       ========   ========  ========

Operating income/(loss)
  United States                        $  4,190   $  1,677  $   (582)
  Europe*                                   935       (402)     (924)
  All other                                 701        157      (269)
                                       --------   --------  --------
    Total                              $  5,826   $  1,432  $ (1,775)
                                       ========   ========  ========

Net income/(loss) before cumulative
 effects of changes in accounting
 principles
  United States                        $  3,040   $  1,482  $   (405)
  Europe*                                   388       (407)     (647)
  All other                                 396       (135)     (482)
                                       --------   --------  --------
    Total                              $  3,824   $    940  $ (1,534)
                                       ========   ========  ========
Assets at December 31
  United States                        $ 45,554   $ 39,666  $ 34,334
  Europe*                                13,514     13,452    13,414
  All other                              20,231     18,248    17,534
  Net receivables from
   Financial Services                       677        910     1,437
  Elimination of intercompany
   receivables                          (11,605)   (10,539)   (9,549)
                                       --------   --------  --------
    Total                              $ 68,371   $ 61,737  $ 57,170
                                       ========   ========  ========
Capital expenditures (facilities,
 machinery and equipment and tooling)
  United States                        $  5,428   $  4,289  $  3,018
  Europe*                                 1,236      1,376     1,857
  All other                               1,646      1,049       822
                                       --------   --------  --------
    Total                              $  8,310   $  6,714  $  5,697
                                       ========   ========  ========
- - - - - -
*Excludes Jaguar

Financial Services
- ------------------
                                         1994       1993      1992
                                       ---------  --------- ---------
Revenues
  United States                        $ 17,356   $ 14,102  $ 12,514
  Europe                                  2,336      1,673     2,051
  All other                               1,610      1,178     1,160
                                       --------   --------  --------
    Total                              $ 21,302   $ 16,953  $ 15,725
                                       ========   ========  ========

Income before income taxes and
 cumulative effects of changes
 in accounting principles**
  United States                        $  2,185   $  2,311  $  1,452
  Europe                                    419        285       266
  All other                                 188        116       107
                                       --------   --------  --------
    Total                              $  2,792   $  2,712  $  1,825
                                       ========   ========  ========
- - - - - -
**Financial Services Activities do not report operating income;
  income before income taxes is representative of operating income.

- ----------------------------

Net income before cumulative
 effects of changes in accounting
 principles
  United States                        $  1,119   $  1,340  $    919
  Europe                                    277        187        68
  All other                                  88         62        45
                                       --------   --------  --------
    Total                              $  1,484   $  1,589  $  1,032
                                       ========   ========  ========

Assets at December 31
  United States                        $124,118   $117,290  $104,749
  Europe                                 16,507     12,132    11,512
  All other                              10,358      7,779     7,114
                                       --------   --------  --------
    Total                              $150,983   $137,201  $123,375
                                       ========   ========  ========


Note 19. Summary Quarterly Financial Data (Unaudited)
- -----------------------------------------------------
(in millions except amounts per share)


                                                     1994                                      1993
                                     -------------------------------------     -------------------------------------
                                      First    Second     Third    Fourth       First    Second     Third    Fourth
                                     Quarter   Quarter   Quarter   Quarter     Quarter   Quarter   Quarter   Quarter
                                     -------   -------   -------   -------     --------  -------   -------   -------
Automotive
 Sales                               $26,070   $28,375   $24,926   $27,766     $22,686   $25,264   $20,107   $23,511
 Operating income/(loss)               1,559     1,966       989     1,312         505       787      (242)      382

Financial Services
 Revenues                              4,332     5,397     5,696     5,877       4,077     4,155     4,391     4,330
 Income before income taxes              196       911       896       789         670       654       732       656

Total Company
 Net income                          $   904a/ $ 1,711   $ 1,124   $ 1,569     $   572   $   775   $   463b/ $   719c/
 Preferred stock dividend
  requirements                            72        72        72        72          72        72        72        71
                                     -------   -------   -------   -------     -------   -------   -------   -------
Income attributable
 to Common and Class B Stock         $   832   $ 1,639   $ 1,052   $ 1,497     $   500   $   703   $   391   $   648
                                     =======   ========  =======   =======     =======   =======   =======   =======
AMOUNTS PER SHARE OF COMMON
 AND CLASS B STOCK AFTER
 PREFERRED STOCK DIVIDENDSd/

Income                               $  0.83   $  1.63   $  1.04   $  1.47     $  0.51   $  0.72   $  0.40   $  0.65
                                     =======   =======   =======   =======     =======   =======   =======   =======
Income assuming full
 dilution                            $  0.75   $  1.44   $  0.93   $  1.31     $  0.48   $  0.65   $  0.38   $  0.60

Dividends                            $  0.20   $  0.225  $  0.225  $  0.26     $  0.20   $  0.20   $  0.20   $  0.20
- - - - - -
a/ Includes a loss of $440 million related to the disposition of Granite Savings Bank (formerly First
   Nationwide Bank)
b/ Includes a one-time tax reduction of $140 million to reflect revaluation of U.S. deferred tax balances, offset partially by restructuring charges at Jaguar ($65 million).
c/ Includes restructuring charges at Jaguar ($109 million) and Ford of Australia ($57 million), partially offset by the favorable one-time effect of a reduction in German tax rates ($59 million) and a gain on the sale of part of Ford's North American automotive seating and seat trim business ($73 million).
d/ The sum of the per-share amounts in 1994 and 1993 is different than the amounts reported for the full year because of the effect that sales of the company's stock had on average shares for those periods.

Share data have been restated to reflect the 2-for-1 stock split that became effective June 6, 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholders
Ford Motor Company

We have audited the consolidated balance sheet of Ford Motor Company and Subsidiaries at December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1994. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Ford Motor Company and Subsidiaries at December 31, 1994 and 1993, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Notes 6 and 8 to the consolidated financial statements, the company changed its methods of accounting for postretirement benefits other than pensions and income taxes in 1992.


COOPERS & LYBRAND L.L.P.

400 Renaissance Center
Detroit, Michigan 48243
313-446-7100
January 27, 1995